UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2009 (April 15, 2009)

GMAC LLC

(Exact name of registrant as specified in its charter)

Delaware	1-3754	38-0572512
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

200 Renaissance Center
P.O. Box 200
Detroit, Michigan
48265-2000
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (313) 556-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

     On April 15, 2009, GM Finance Co. Holdings LLC (“GM HoldCo”) and FIM Holdings LLC (“FIM”), each as members of GMAC LLC (“GMAC”), entered into a Fourth Amended and Restated Limited Liability Company Operating Agreement of GMAC (the “Fourth Amended and Restated LLC Agreement”). The Fourth Amended and Restated LLC Agreement contains amendments to, among other things, (i) simplify GMAC’s common equity structure by combining the Class A and Class B membership interests into a single class of common membership interests, (ii) set forth certain circumstances following the occurrence of which GMAC would be required to convert into a Delaware corporation, (iii) amend certain reporting, consulting and auditing obligations of GMAC with respect to GMAC’s members, (iv) amend GMAC’s obligations to pay tax and other distributions to certain of its members and (v) amend member approval rights with respect to certain corporate and other actions.

     A copy of the Fourth Amended and Restated LLC Agreement is included as Exhibit 3.1 hereto and is incorporated herein by reference. The foregoing summary of certain provisions of the Fourth Amended and Restated LLC Agreement is qualified in its entirety by reference thereto.

Item 8.01 Other Events

     On April 17, 2009, GMAC announced that its Board of Managers has declared quarterly dividends on each of GMAC’s Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-1 and Series D-2, and GMAC’s Class E Preferred Membership Interests. GMAC also announced that the Board of Directors of Preferred Blocker Inc. (“Preferred Blocker”), a wholly owned subsidiary of GMAC, has declared quarterly dividends on Preferred Blocker’s 9% Cumulative Perpetual Preferred Stock. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

       The following exhibits are filed herewith.

Exhibit No.	Description of Exhibit
3.1	Fourth Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated as of April 15, 2009.
99.1	Press release issued April 17, 2009.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2009

GMAC LLC

By: /s/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Fourth Amended and Restated Limited Liability Company Operating Agreement of GMAC LLC, dated as of April 15, 2009.
99.1	Press release issued April 17, 2009.